Exhibit (d)(5)(d)
PACIFIC FUNDS
AMENDMENT NO. 2 TO THE FUND MANAGEMENT AGREEMENT
     The Fund Management Agreement (the “Agreement”) the first made the 24th day of September, 2001, and the second made the 5th day of August, 2004, by and among Pacific Life Insurance Company (“Investment Adviser”), a Nebraska corporation, Pacific Investment Management Company LLC (“Fund Manager”), a Delaware limited liability company, and Pacific Funds, a Delaware statutory trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 9th day of December, 2005.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Section 2 of the Agreement, Fund Manager Duties, is amended to add the following:
     Fund Manager:
1.	will provide assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or the Registration Statement, the value of any fund securities or other assets of the Funds for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager. This assistance includes (but is not limited to) using its best efforts to: (i) designate and provide timely access, independently on an as needed basis and upon the request of the Investment Adviser or custodian, to one or more employees of the Fund Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notify the Investment Adviser in the event the Fund Manager determines, with respect to a security that is held both by the Fund and by another account managed by the Fund Manager, of the value of such security pursuant to the Fund Manager’s procedures for determining the fair value of a security; (iii) obtain bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Funds; (iv) verify pricing and providing fair valuations or recommendations for fair valuations in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintain adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed Fund records.
2.	will assist the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Fund Manager represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Fund Manager’s compliance program, which access shall include on-site visits with the Fund Manager as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Fund Manager agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Fund Manager’s compliance program.
3.	will process class action paperwork for any security held within the Fund managed by Fund Manager during its management at the direction of the Investment Adviser, as the Investment Adviser may direct from time to time.
4.	will comply with the Fund’s policy on selective disclosure of fund holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Fund Manager and as may be amended from time to time. The Fund Manager agrees to provide an annual certification with respect to compliance with the Fund’s Selective Disclosure Policy.
5.	will notify the Investment Adviser promptly in the event that, in the judgment of the Fund Manager, Fund share transaction activity becomes disruptive to the ability of the Fund Manager to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.
6.	will use its best efforts to provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Funds with any current or future legal and regulatory requirements related to the services provided by the Fund Manager hereunder.
7.	will use its best efforts to provide such certifications to the Fund as the Fund or the Investment Adviser may reasonably request related to the services provided by the Fund Manager hereunder.
Section 14 of the Agreement, Disclosure about Fund Manager, is amended to add the following:
The Fund Manager agrees to notify the Investment Adviser and the Fund promptly if any statement regarding the Fund Manager in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto (the “Disclosure Documents”) becomes materially misleading or if the Disclosure Documents contain a material omission. With respect to the disclosure respecting each Fund, the Fund Manager represents and agrees that the description in the Fund’s prospectus contained in the following sections: “The fund’s investment goal,” and “What the fund invests in” (collectively, “Fund Description”) is consistent with the manner in which the Fund Manager intends to manage each Fund, and the description of “Risks you should be aware of” (“Risk Description”) is consistent with risks known to the Fund Manager that arise in connection with the manner in which the Fund Manager intends to manage the Fund.

Section 3 of the Agreement, Expenses, is amended to add the following:
The Fund, the Fund Manager and the Investment Adviser shall not be considered as partners or participants in a joint venture.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name: James T. Morris		Name: Audrey L. Milfs

Title: Executive Vice President		Title: Vice President & Secretary
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden

Name: Brent L. Holden

Title: Managing Director

PACIFIC FUNDS

By:	/s/ James T. Morris

Name: James T. Morris

Title: President